UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 13, 2010
RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
     This Current Report on Form 8-K/A amends Item 5.02 of the Current Report on Form 8-K filed by RPM International Inc. (the “Company”) with the Securities and Exchange Commission on April 14, 2010 (the “Original Filing”). At the time of the Original Filing, the Company had not yet determined the information called for by Item 5.02(c)(3) of Form 8-K with regard to the compensation arrangements for Robert L. Matejka, who will assume the role of senior vice president and chief financial officer of the Company effective as of April 30, 2010. On April 20, 2010, Mr. Matejka’s compensation arrangements were determined and, accordingly, the Company is now filing this Current Report on Form 8-K/A to include such information in Item 5.02.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     As previously indicated in the Original Filing, Mr. Matejka will assume the role of senior vice president and chief financial officer of the Company effective as of April 30, 2010. At its April 20, 2010 meeting, the Compensation Committee (the “Committee”) of the Board of Directors of the Company determined that Mr. Matejka’s compensation will consist of (i) an annual base salary of $340,000 effective through May 31, 2011 (the end of fiscal 2011), (ii) equity compensation that is anticipated to amount to an award of 15,000 shares of restricted stock which shall vest ratably over a three-year period, and (iii) eligibility to participate in the Company’s performance bonus program for fiscal 2011.
     Furthermore, as of April 30, 2010, Mr. Matejka will be eligible to participate in applicable corporate benefit programs (including matched 401(k) savings and pension plans) and group life and disability plans. In addition, the Company will provide the use of an automobile to Mr. Matejka.
     In connection with his election as an executive officer, the Company and Mr. Matejka will enter into a change in control agreement and an indemnification agreement, both effective as of April 30, 2010. The change in control agreement will contain provisions substantially similar to those contained in the Company’s employment agreements with its other executive officers, including provisions for (i) a severance payment equal to two times Mr. Matejka’s combined salary and bonus in the event he is terminated in connection with a change in control, (ii) a lapse of all restrictions on transfer and forfeiture provisions on any restricted stock awards, so that any restricted shares awarded to Mr. Matejka shall be nonforfeitable and freely transferable thereafter, (iii) a lump sum payment, or gross-up, equal to the amount of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, or any similar state or local tax law, and any taxes, interest or penalties incurred with respect thereto, (iv) under certain circumstances, payment of up to $250,000 in legal fees incurred by Mr. Matejka in the event that he may be caused to institute or defend legal proceedings to enforce his rights under his agreement, and (v) non-competition, non-solicitation and confidentiality.
     The indemnification agreement will be the same as the indemnification agreements the Company has entered into with each of its directors and executive officers. The indemnification agreement will require the Company to indemnify Mr. Matejka to the fullest extent permitted by law against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred in the defense or settlement of any civil, criminal, administrative or investigative action brought against him by reason of his relationship with the Company, including third-party claims and proceedings brought by or in the right of the Company, subject to certain exceptions. The rights provided to Mr. Matejka under the indemnification agreement will be in addition to any other rights he may be entitled to under the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws, the General Corporation Law of the State of Delaware or otherwise. The description of the indemnification agreement set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement. The form of indemnification agreement between the Company and each of its directors and executive officers was filed as Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2002 and is incorporated herein by reference.
     Separately, at its April 20, 2010 meeting, the Committee determined to waive the continued employment requirement relating to all shares of performance earned restricted stock held by P. Kelly Tompkins, who, as described in the Original Filing, is resigning as executive vice president and chief financial officer of the Company effective April 30, 2010; provided, however, that Mr. Tompkins will forfeit such shares of performance earned restricted stock in the event he violates the surviving terms of his employment agreement with the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc. (Registrant)
Date April 26, 2010	/s/ Edward W. Moore
Edward W. Moore
Vice President, General Counsel and Secretary